Exhibit 10.13

GRANT AGREEMENT

THIS GRANT AGREEMENT (“Agreement”) is made as of the 7th day of October, 2020.

BETWEEN:

MMDF CORPORAT ION, a corporation without share capital incorporated under the laws of Manitoba (“MMDF”),

- AND -

SNOW LAKE RESOURCES LTD., (the “Recipient” , and collectively with MMDF, the “Parties”).

WHEREAS the Government of Manitoba (“Manitoba”) has established the Manitoba Mineral Development Fund (the “Fund”), for the purpose of supporting strategic projects that contribute to sustainable economic growth in the Province of Manitoba, by capitalizing on the Province of Manitoba’s mineral potential and other existing assets;

AND WHEREAS MMDF is, by agreement, responsible for administering the Fund, and for that purpose, enters into agreements to provide financial support from the Fund to eligible recipients, who wish to engage in such strategic projects;

AND WHEREAS the Recipient has indicated it is ready, willing and able to engage in a strategic project (the “Project”), as more particularly described in the proposal attached as Schedule “A” hereto (the “Approved Proposal”), using funding provided by MMDF under the terms and conditions of this Agreement;

AND WHEREAS MMDF has assessed the Recipient and information and materials provided by the Recipient, with respect to the Project, and determined that the Recipient is eligible to receive financial support, from the Fund.

NOW THEREFORE in consideration of their respective obligations contained herein, the receipt and sufficiency of which is hereby acknowledged, MMDF and the Recipient covenant and agree as follows:

ARTICLE 1
DEFINITIONS

1.1	Interpretation. In addition to the terms and conditions defined in the recitals and elsewhere in this Agreement, a capitalized term has the meaning given to it in this Subsection 1.1:

(a)	“Agreement” means this Agreement and all the documents scheduled, attached or incorporated by reference into this Agreement;

(b)	“Approved Budget” means the Recipient’s proposed budget for the Project approved by MMDF by notice to the Recipient in writing;

(c)	“Business Day” means any day that is not a Saturday, Sunday or any other day on which MMDF’s offices are closed for business;

(d)	“Eligible Expenditures” means the expenditures for costs described in Schedule “A” or the Approved Budget and any budgets that form part of the Approved Proposal, and which comply with the Fund Policies; and,

(e)	“Fund Policies” means such guidelines and policies as are published by Manitoba or MMDF, from time to time, regarding the Fund;

ARTICLE 2
GRANT PROVIDED UNDER THIS AGREEMENT

2.1	Financial Assistance. Subject to the terms of this Agreement, MMDF shall make a grant to the Recipient in an amount not to exceed $62,000.00 the “Grant”).

2.2	Payment of the Grant.

(a)	The Grant shall be disbursed to the Recipient in accordance with the provisions of the attached Schedule “B”.

(b)	MMDF shall have the right to terminate or reduce the Grant on notice to the Recipient, if the amount of the Fund is reduced or eliminated by Manitoba.

2.3	Purpose and Use of the Grant. The Recipient shall use the Grant solely and exclusively for the purposes set out in the Approved Proposal. Without limiting the generality of the foregoing, the Recipient may only apply the Grant against any Eligible Expenditure, if:

(a)	the Eligible Expenditure is directly related to the carrying out of the Recipient’s responsibilities under the Project;

(b)	the Recipient ensures value for money by negotiating the price and other terms and conditions for the Eligible Expenditure; and

(c)	the Eligible Expenditure is incurred during the Term (as defined below).

Additional details regarding Eligible Expenditures may be found within Schedule “A”.

2.4	Conditions to Grant. For greater certainty, payment by MMDF of the Grant under this Agreement is conditional upon:

(a)	receipt and approval by MMDF of the Approved Proposal and the Approved Budget pursuant to Subsection 3.1;

(b)	the Recipient’s compliance with the terms of this Agreement; and

(c)	Manitoba’s agreement to continue, and to appropriate funding to, the Fund.

ARTICLE 3
REPORTING REQUIREMENTS

3.1	Project Proposal.

(a)	Prior to the disbursement of any portion of the Grant, the Recipient will prepare and submit for MMDF’s review and approval, a proposed budget for the Proposal, which will set out:

(i)	the Recipient’s priorities and objectives, and how it will contribute to achieving the objectives of the Project described in Schedule “A”;

(ii)	the planned activities for the Project;

(iii)	the Project’s planned budget and expenditures; and,

(v)	any other information relevant (as determined by MMDF, in its sole and absolute discretion) to meeting the objectives of the Project described in Schedule “A”.

(b)	The Approved Budget shall be prepared in accordance with any applicable instructions and templates that may be set out in the Fund Policies, and updated from time to time in consultation with MMDF.

(c)	MMDF may, from time-to-time, request clarifications, amendments and/or additional information about the Approved Budget, to ensure the eligibility of the Project activities in accordance with this Agreement.

3.2	Books and Records.

(a)	The Recipient will keep proper books and records, in accordance with generally accepted accounting principles, of all Project-related expenditures and revenues. This includes records for all:

(i)	Project-related contracts and agreements and all invoices, receipts, vouchers, electronic payment requisitions and records relating to Eligible Expenditures;

(ii)	bank records, including bank statements and cancelled cheques; and

(iii)	Project-related activity, progress and evaluation reports and reports of Project reviews or audits carried out for, by, or on behalf of, the Recipient.

(b)	The Recipient will provide a project status report prior to the release of the second and third installment, as outlined in Schedule “8”. The project status report will be prepared in accordance with established Fund Policies for project reporting.

(c)	The Recipient will retain the books and records referred to in this Subsection 3.2 for a period of six (6) years following the expiry or termination of this Agreement.

3.3	Access and Audits.

(a)	The Recipient will grant representatives of MMDF and/or Manitoba access to all information related to the Project activities performed, and expenditures incurred, directly or indirectly, by the Recipient, for the entire amount of funding allocated to the Recipient under this Agreement (including, without limitation, the books and records referred to in Subsection 3.2). This access may be exercised periodically throughout the Term, and for six (6) years thereafter, with prior notice from MMDF or Manitoba to the Recipient, for the purpose of monitoring the Recipient’s compliance with the terms of this Agreement. The Recipient shall permit MMDF’s or Manitoba’s representatives to take copies and extracts of such information and shall furnish MMDF or Manitoba with such additional information as they may require with reference to them.

(b)	If requested by MMDF or Manitoba, the Recipient shall permit representatives of MMDF or Manitoba to discuss any books and records referred to in Subsection 3.2, with the Recipient’s auditors. The Recipient shall execute such directions, consents and other authorizations as may be required in order to permit the Recipient’s auditors to discuss the report with representatives of MMDF or Manitoba and provide any requested information to them in relation to the audit.

(c)	MMDF reserves the right to conduct an audit or cause to have audited the accounts and records of the Recipient at any time during the Term, and for a period of up to six (6) years thereafter, for the purposes of verifying the Recipient’s compliance with this Agreement. The scope, coverage and timing of such audits shall be determined by MMDF and, if conducted, may be carried out by employees of MMDF or third parties engaged by MMDF. Where MMDF exercises its right to conduct an audit under this Subsection 3.3, the Recipient shall make available to MMDF’s auditors, in a timely manner, any records, documents and information that MMDF’s auditors may require.

3.4	Audited Financial Statements. As may be requested by MMDF in its discretion, the Recipient shall provide its audited financial statements to MMDF within three (3) months of the end of the Recipient’s fiscal year end.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1	Representations and Warranties. Each Party represents and warrants to the other Party that:

(a)	the execution and delivery of this Agreement by its officials, and the carrying out by its officials of the activities contemplated hereby, have been duly authorized in accordance with the internal rules of each Party;

(b)	it has full power to execute and deliver this Agreement and to perform its obligations hereunder; and

(c)	this Agreement constitutes a legally binding obligation of each Party, enforceable against it in accordance with its terms.

4.2	Representations and Warranties of the Recipient. The Recipient represents and warrants to MMDF that:

(a)	all materials and information that have been, and will be, provided by the Recipient to MMDF in connection with this Agreement, are true, accurate and do not omit any material facts;

(b)	it is an eligible recipient for support, under the Fund, because it is:

(i)	a municipal or regional government established by or under provincial statute;

(ii)	a private sector body, including for-profit organizations and not-for-profit organizations, and, if incorporated, it is incorporated or registered under The Corporations Act (Manitoba), to conduct business in Manitoba; or

(iii)	an Indigenous organization or community, as represented by its leadership;

(c)	it will abide by the Fund Policies in the performance of its obligations under this Agreement.

ARTICLE 5

PUBLIC COMMUNICATION

5.1	Public Recognition. In its public relations and communications activities, the Recipient shall, where appropriate, acknowledge the provincial participation in the funding of the Recipient and provide visibility to Manitoba and MMDF that is no less favorable than that it provides to any other funding partner.

5.2	Public Dissemination. The Recipient agrees that Manitoba or MMDF may release or cause to be released to the public and publish or caused to be published by any means the payment or the amount of the Grant pursuant to this Agreement, including, without limitation, in annual action plans, annual expenditure plans and annual reports.

ARTICLE 6
INTELLECTUAL PROPERTY

6.1	Intellectual Property. Title to any intellectual property, including copyrights, patents, inventions (whether patentable or not), trademarks, service marks, trade secrets and know how, created by the Recipient, belongs to the Recipient, which grants to each of MMDF and Manitoba a non-exclusive, perpetual, irrevocable, worldwide and royalty-free licence to exercise all rights in such intellectual property in connection with the Fund and other economic growth activities which are reasonably incidental thereto.

ARTICLE 7
PROGRAM EVALUATION

7.1	Evaluation. To determine the effectiveness of the Grant, it may be necessary that a review, involving peer-review, and/or formal evaluation be carried out by or on behalf of MMDF. Such an evaluation may involve surveys, interviews, and analysis of data and information available to the Recipient. The Recipient agrees to participate in the review or evaluation and to make information and records available upon request.

ARTICLE 8
NOTICE

8.1	Notice. Any notice given under or with respect to this Agreement shall be in writing by regular or registered mail, email, facsimile, courier or delivery in person at the following address:

For the Recipient:

Snow Lake Resources Ltd.
Attention: Dale Schultz, COO
Email: dale_schultz@hotmail.com
Phone: 705-622-1005
PO Box 126
Simcoe, ON N3Y 4K8

For MMDF:

MMDF Corporation

Attention: Jessica Ferris, Program Manager
Email: jferris@mbchamber.mb.ca

Phone: 1 (204) 891-3843

550-201 Portage Avenue
Winnipeg MB, R3B 3K6

Notice is considered as having been received upon delivery by courier or in person; one (1) Business Day after being sent by email or facsimile; or five (5) calendar days after being mailed.

8.2	Change of Address. A Party may change its address for service by providing notice to the other Party in accordance with Subsection 8.1, and subsequent notices shall be sent to the changed address.

ARTICLE 9
DEFAULT AND RECOVERY

9.1	Default. The following shall constitute events of default under this Agreement:

(a)	the Recipient has submitted fraudulent, false or misleading information or has made misrepresentations to MMDF, other than in good faith; or

(b)	the Recipient or MMDF has not substantially met or satisfied any of the material terms or conditions of this Agreement.

9.2	Rectification Period. The events of default in Subsection 9.1 shall only be considered events of default if the defaulting Party has been notified in writing by the other Party of the alleged default and the defaulting Party has not rectified the default within fifteen (15) days of written notice thereof, or such other longer time as the other Party may in its sole discretion decide.

9.3	Remedies. If an event of default as outlined in Subsection 9.1 has occurred and the Recipient has not rectified that event of default as provided for in Subsection 9.2, MMDF may terminate any obligation to make payments pursuant to this Agreement and may terminate the Agreement. If MMDF is the defaulting Party, the Recipient may only terminate the Agreement.

9.4	Recovery.

(a)	If MMDF terminates this Agreement pursuant to Section 9.3, and notwithstanding anything herein contained to the contrary, MMDF may require that the Recipient repay all of the Grant, or such portion of the Grant as may have been disbursed as of the date of such termination (as applicable), plus other reasonable expenses incurred by MMDF in the preparation and administration of this Agreement and the Grant, including, but not limited to, legal and accounting fees.

(c)	The rights and remedies specific in this Section 9 are cumulative and are not exclusive of any other rights or remedies MMDF might otherwise have.

ARTICLE 10
GENERAL

10.1	Assignment and Successors. The Recipient may not assign this Agreement or any part of this Agreement, nor any payments to be made under this Agreement, without the prior express written consent of MMDF. This Agreement shall enure to the benefit of and be binding upon the Parties, their successors (including successors by amalgamation), heirs and personal representatives (as the case may be) and permitted assigns.

10.2	Indemnification. The Recipient shall indemnify and hold harmless MMDF, its directors, officers, employees, representatives and affiliates, and all of their successors, heirs, personal representatives and assigns, from and against all claims and demands, losses, damages, costs, expenses, economic losses, actions and other proceedings by whomsoever made, sustained, brought, prosecuted, threatened to be brought or prosecuted in any manner, based upon, occasioned by, attributable to, or arising from this Agreement or any action taken or things done or maintained by virtue hereof, or the exercise in any manner of rights arising hereunder.

10.3	Limitation of Liability. At all times, MMDF and its representatives are not liable for any claims of damages from third parties related to activities carried out by the Recipient. Notwithstanding anything in this Agreement, neither MMDF nor Manitoba are liable for any errors, negligence, mismanagement or debts incurred by the Recipient or any other person, group , or agent associated with it. MMDF’s sole responsibility with respect to the Project is to provide the Grant, in accordance with the terms and conditions contained in this Agreement.

10.4	Third Party Beneficiary. The Parties acknowledge that the Fund is provided by Manitoba. MMDF ’s access to the Fund is conditional upon any person to whom MMDF provides access to funding, from the Fund (including, without limitation, the Recipient) agreeing to, and the Recipient hereby agrees:

(a)	to grant representatives of MMDF and Manitoba access to all information related to the activities performed, and expenditures incurred, by the Recipient, in respect of the Project, for the entire amount of funding allocated to the Recipient under this Agreement; and

(b)	to permit MMDF, the Manitoba Chambers of Commerce or Manitoba to make public, after informing the Recipient, the name of the Recipient, the amount of funding provided under this Agreement and the general nature of the Project.

The Parties hereby designate Manitoba as a third party beneficiary of this Subsection 10.4, having the right to enforce this Subsection 10.4 .

10.5	Relationship of the Parties.

(a)	This Agreement is a funding agreement only, not a contract for services or a contract of service or employment. MMDF’s responsibilities with respect to the implementation of the Project activities are limited to providing funding to the Recipient to support the Eligible Expenditures of such activities. The management, supervision and control of the Project’s activities are the sole and absolute responsibility of the Recipient (subject to MMDF’s right, but not obligation, to exercise oversight, as set out in this Agreement). Nothing contained in this Agreement shall be construed to place the Parties in the relationship of employer employee, partners, joint ventures or create an agency relationship and neither Party shall have any right to obligate or bind the other Party in any manner.

(b)	The Recipient shall not represent itself as an agent, employee or partner of MMDF, including in any agreement with a third party. The Recipient is not in any way authorized to make a promise, agreement or contract on behalf of MMDF and MMDF will not be liable for any loan, capital lease or other long-term obligation that the Recipient enters into in relation to carrying out its responsibilities under this Agreement.

10.6	Compliance with Law. The Recipient will carry out the Agreement in compliance with all applicable federal, provincial and municipal laws, by-laws and regulations, including any environmental legislation and legislation related to protection of information and privacy. The Recipient will obtain, prior to the commencement of the Agreement, all permits, licenses, consents and other authorizations that are necessary to the carrying out of the Project’s activities.

10.7	Amendment. This Agreement may only be amended, modified or supplemented by a written agreement signed by the Parties.

10.8	Resolution of Differences and Questions.

(a)	If any difference or question arises between the Parties as to the construction, meaning or effect of this Agreement, or their rights or obligations under this Agreement, the Parties shall attempt to resolve the matter or question in accordance with this section before exercising any other remedy they may have.

(b)	The Parties agree that at all times each of them will make good faith efforts to resolve by amicable negotiations any and all matters or questions arising between them.

(c)	All discussions and negotiations, and all documents exchanged, between the Parties during the process described in this Subsection 10.8, shall be on a without prejudice basis to facilitate the resolution of the matter or question.

10.9	Governing Law. This Agreement will be construed and enforced in accordance with, and the rights of the Parties hereto will be governed by, the laws of the Province of Manitoba and the laws of Canada applicable therein. Subject to Subsection 10.8, any and all disputes arising under this Agreement, whether as to interpretation, performance or otherwise, will be subject to the exclusive jurisdiction of the courts of the Province of Manitoba and each of the Parties hereto hereby irrevocably attorns to the exclusive jurisdiction of the courts of such Province.

10.10	Signature in Counterpart. This Agreement may be signed and delivered in counterparts (including signature by fax or email), each of which when taken together, will constitute an original Agreement.

10.11	Term of Agreement. The Term of this Agreement (the” Term”) shall come into force as of the date set out on the first page hereof, and terminate upon the first to occur of the following:

(a)	its termination, in accordance with Subsection 9.3; or,

(b)	the mutual written agreement of the Parties.

10.12	Preamble and Schedules. The preamble and the Schedules of this Agreement are an integral part of this Agreement and are incorporated herein. The Parties confirm the truth and accuracy of the recitals set out in the preamble and the Schedules.

10.13	No Waiver. The fact that MMDF refrains from exercising a remedy it is entitled to exercise under this Agreement shall not be considered to be a waiver of such right and, furthermore, partial or limited exercise of a right conferred upon MMDF shall not prevent MMDF in any way from later exercising any other right or remedy under this Agreement or other applicable law.

10.14	Unincorporated Association. If the Recipient is in an unincorporated association, it is understood and agreed by the persons signing this Agreement on behalf of the Recipient that, in addition to signing this Agreement in their representative capacities on behalf of the members of the Recipient, they are personally, jointly and severally liable for the obligation of the Recipient under the Agreement, as well as to pay any debt that may become owing to MMDF by the Recipient under this Agreement.

10.15	Time of the Essence. Time shall be of the essence of this Agreement.

10.16	Severability. If any provision of this Agreement is held void or unenforceable by a court or tribunal of competent jurisdiction or pursuant to the dispute resolution process specified in this Agreement, the remainder of this Agreement shall be unaffected and each remaining provision of this Agreement shall be valid and be enforceable to the fullest extent permissible by law.

10.17	Preamble and Schedules. Notwithstanding the expiry or termination of this Agreement, the rights and obligations of the Parties set out in Sections 3, 4, 5, 7, 9 and this Section 10, shall survive expiry or termination of this Agreement (howsoever caused or for any reason whatsoever) and shall remain in force until they are satisfied or by their nature expire.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement by their duly authorized representative:

MMDF CORPORATION

Per:
Name:	Chuck Davidson
Title:	Chair, Manitoba Mineral Development Fund

Date:	October 7, 2020

SNOW LAKE RESOURCES LTD.

Per:
Name:	Derek Knight	WITNESS
Title:	CEO, Snow Lake Resources Ltd.

Date:	October 7, 2020

SCHEDULE “A”

APPROVED PROPOSAL

PROJECT OVERVIEW

Snow Lake Resources, as part of their Thompson Brothers Lithium project, is proposing to hire EarthEx to use a state-of-the-art UAV (Drone) to undertake ground-based magnetic surveying technology to produce high-resolution magnetic images of the area. This will advance the exploration of lithium in the area as well as result in many economic benefits as outlined in the following paragraphs.

KEY OUTCOMES

The proposed UAV magnetics survey to be performed by EarthEx at the Thompson Brothers Lithium project near Snow Lake Manitoba, will lead to meaningful economic stimulus for Manitoba. The following are the key outcomes related to the UAV magnetics survey activities.

1.	Employment directly related to the survey:
a.	The survey will employ four geophysicists full-time (40 hours per week) for approximately one month prior to the survey through to one month after its completion.
b.	The survey will employ four geophysicists for 70 hours per week during the survey.
c.	All four geophysicists are Manitoba residents and graduates from the University of Manitoba.
d.	Depending on final logistics, up to two more field helpers may be employed for up to 70 hours per week during the survey. These will also be Manitoba residents.

2.	Economic activity directly related to the survey:
a.	The survey is estimated to run for one month and operations will be based in Snow Lake, Manitoba.
b.	All consumables, such as food and fuel, will be purchased in the community of Snow Lake.
c.	Crew accommodations will be rented in or near the community of Snow Lake for the duration of the survey.
d.	Any equipment rentals, helicopter support and/or equipment repairs that are necessary will be sourced in or near to the community of Snow Lake.

3.	An investment in EarthEx is an investment in Manitoba. They are a Manitoba company, 100% owned, operated and staffed by Manitoba residents.
a.	EarthEx is currently the exclusive operator of the UAV system described here for all Western Canada and the territories. The only other systems with its performance capabilities are in Quebec. Maintaining this status positions EarthEx to provide significant high-revenue services to a large territory, bringing significant funds into the province.
b.	The ability to remain the exclusive provider of these services in such a broad territory is dependent on maintaining a minimum volume of work performed.
c.	This survey helps achieve this goal not only by producing a good-sized contract to start 2021, but Snow Lake Resources’ agreement to allow the data to be shared for promotional purposes provides a key element to the marketing of the system to other clients.

ii.	Being able to demonstrate the system’s ability to reliably detect and locate pegmatite targets, which were previously very difficult to detect, provides huge value and unlocks an entire sector of the mineral exploration market.
d.	The exploration benefit to performing this project is that it provides an unparalleled tool for exploration of small targets with subtle contrasts.

LONG TERM OBJECTIVE(S)

Snow Lake plans to advance their overall project at the Thompson Brothers Lithium site in the following phases:

1. UAV/Drone Magnetics

2. Boot and Hammer Prospection/Magnetics Follow up

3. Anomaly/Resource drilling.

4. Mine Construction

5. Mine Operations

Long term, this “New” UAV technology has significant impact for the exploration not only for Lithium Pegmatite in the Snow Lake camp, but for other Pegmatite fields throughout Manitoba. Namely the regions around the Tanco Mine that New Age Metals is now actively engage in exploring. Snow Lake sees Manitoba to be the breakout lithium producer in North America and will be the cornerstone of the EV economy going forward for Canada.

APPROVED BUDGET

Activity 4: UAV-Borne Detailed Magnetometry (EarthEx) - 2021

Task	People/Unit	Days	Km	Cost/Day/Km	Cost
MOB/DEMO		3		$1,500	$4,500
Gound MAG			4	$450	$1,800
UAV Mag 50m spacing			440	$145	$63,800
UAV Mag 25m spacing			855	$125	$106,875
Snowmobiles	2	21		$110	$4,620
Acquisition Report					$4,267
3D modelling and Interpretation ($12,800)*					$0
* Free promotional graphics for EarthEx, Snow Lake, and Province of Manitoba.
Total					$185,862

APPROVED WORKPLAN

Activities	Timeline
UAV Surveying	January 1st, 2021 - January 30th, 2020
Acquisition Report	February 30th, 2021

SCHEDULE “B”

PAYMENT OF THE GRANT

Schedule of Instalments

	Date	Payment
1	February 1, 2020	$31,000.00
2	February 15, 2020	$31,000.00

As per section 3.2 (b) of the Agreement, the second and third instalment will be released to the recipient upon receipt of an adequate project status report.